AMERISEN FUNDS(TM)
                               EXPENSES AGREEMENT

On January 22, 2001, AmeriSen Funds (the "Trust") engaged Pauze, Swanson & Associates Investment Advisors, Inc. ("Advisor") to act as investment adviser for its seven series pursuant to an agreement dated January 22, 2001. In addition to the terms of that agreement, the Trust and the Advisor hereby confirm the agreement reached at the March 26, 2001, Board of Trustees meeting:

1. The Advisor hereby agrees to reimburse the Trust for all organizational expenses it incurs.

2. Effective April 1, 2001 through March 31, 2002, the Advisor hereby agrees to waive all or a portion of its management fees and/or reimburse each series of the Trust (other than the AmeriSen Money Market Fund which is covered by paragraph 3) for the expenses it incurs during that period, but only to the extent necessary to maintain total annual operating expenses at 2.50% of the average daily net assets of the institutional class of shares and the retail class of shares for that period.

3. Effective April 1, 2001 through March 31, 2002, the Advisor hereby agrees to waive all or a portion of its management fees and/or reimburse the AmeriSen Money Market Fund for the expenses it incurs during that period, but only to the extent necessary to maintain total annual operating expenses at 0.95% of average daily net assets for that period.

4. The Trust hereby agrees that any organizational and operating expenses of the respective series of the Trust reimbursed by the Advisor pursuant to this Agreement shall be repaid to the Advisor by the respective series of the Trust in the first, second, and third fiscal years, beginning with the fiscal year beginning April 1, 2001, if the total expenses of each series of the Trust (other than the money market fund) and the AmeriSen Money Market Fund for each such year or years, after giving effect to the repayment, do not exceed 2.50% and 0.95%, respectively, of the average daily net assets (or any lower expense limitation or limitations to which we may otherwise agree).

5. The Advisor and the Trust agree that the agreements set forth in paragraphs 2 and 3 of this Agreement may be extended from year to year upon notice from the Advisor and acceptance by the Trust.

Executed this 29th day of March 2001.

Pauze, Swanson & Associates Investment Advisors, Inc.


By:  /s/ STEPHEN P. PAUZE
     ---------------------------
     Stephen P. Pauze, President

AmeriSen Funds(TM)


By:  /s/ PHILIP C. PAUZE
     ---------------------------
     Philip C. Pauze, President